                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             BELL & HOWELL COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                 [BELL & HOWELL LOGO]





NOTICE OF 1998 ANNUAL MEETING AND PROXY STATEMENT

                     [BELL & HOWELL LOGO]

                    BELL & HOWELL COMPANY
                    5215 OLD ORCHARD ROAD
                    SKOKIE, ILLINOIS 60077


                     APRIL 10, 1998

DEAR SHAREHOLDER,

     YOU ARE INVITED TO ATTEND THE 1998 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 13, 1998, IN ANN ARBOR, MICHIGAN.

     AS IN PREVIOUS YEARS, SHAREHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON WILL BE ABLE TO HEAR THE MEETING LIVE OVER THE INTERNET. YOU ARE DIRECTED TO THE INSTRUCTIONS FOR CONNECTING TO THE BELL & HOWELL WEB SITE ENCLOSED SEPARATELY WITH THIS PROXY STATEMENT.

     THE ANNUAL MEETING WILL BEGIN WITH VOTING ON THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON OTHER BUSINESS MATTERS PROPERLY BROUGHT BEFORE THE MEETING, FOLLOWED BY DISCUSSION.

     WHETHER OR NOT YOU PLAN TO ATTEND, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY FORM IN THE ENCLOSED ENVELOPE.

                                       CORDIALLY,

                                       /s/ JAMES P. ROEMER
                                       JAMES P. ROEMER
                                       CHAIRMAN OF THE BOARD

BELL & HOWELL COMPANY
NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS


Bell & Howell Company's 1998 Annual Meeting of Shareholders will be held at 300 N. Zeeb Road, Ann Arbor Michigan, on Wednesday, May 13, 1998, at 8:00 a.m., EDT. The shareholders will act on the matters listed below:

    (1)  Election of Directors for the ensuing year

    (2) Approval of an amendment to the Company's 1995 Stock Option Plan to reserve an additional 1,500,000 shares of common stock for issuance thereunder, and

    (3) Transaction of such other business as may properly come before the meeting.


This Proxy Statement is furnished in connection with the solicitation of proxies by Bell & Howell Company on behalf of the Board of Directors for the 1998 Annual Meeting of Shareholders.

Only Shareholders of record at the close of business on March 20, 1998, will be entitled to vote at the meeting and any adjournments.

Bell & Howell's audited financial statements, along with other financial information, are included in Exhibit A to this Proxy Statement.

You can ensure that your shares are voted at the meeting by promptly completing, signing, dating and returning the enclosed proxy form in the envelope provided. You can also vote your shares on the Internet or by
telephone.  (See the proxy form for specific instructions.)   Sending in a
signed proxy or voting your proxy over the Internet or by telephone will not affect your right to attend the meeting and vote. A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspector of Election in writing of such revocation.

If you plan to attend the meeting, please complete and return the advance registration form on the back page of this Proxy Statement. An admission card, which will expedite your admission to the meeting, will be mailed to you about ten days prior to the meeting.


/s/ GARY S. SALIT
GARY S. SALIT                                            April 10, 1998
Corporate Counsel and Secretary

1.   ELECTION OF DIRECTORS

At the 1998 Annual Meeting of Shareholders, 10 Directors are to be elected to hold office until the 1999 Annual Meeting and until their successors have been elected and have qualified. The Board's nominees, Messrs. James P. Roemer (Chairman), David Bonderman, David G. Brown, J. Taylor Crandall, Daniel L. Doctoroff, Nils A. Johansson, William E. Oberndorf, Gary L. Roubos, John H. Scully and William J. White, listed on pages 3 and 4 with brief biographies, are all current Bell & Howell Directors. The Board knows of no reason why any nominee may be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

The following sets forth the names, ages and year each Director was first elected a Director, and the recent business experience and certain other information relating to each Director:

James P. Roemer, 50, has served as Chairman of the Board since January 1998 and has been a Director of the Company since February 1995. In February 1997
he was elected President and Chief Executive Officer of the Company.   From
February 1995 to February 1997 he served as President and Chief Operating Officer of the Company. Prior to that, he served as President and Chief Executive Officer of UMI Company from January 1994 to June 1995. Mr. Roemer joined Bell & Howell as a Vice President and Bell & Howell Publication Systems Company (PSC) as President and Chief Operating Officer in October 1991 and was promoted to President and Chief Executive Officer of PSC in September 1993. Prior to joining Bell & Howell, Mr. Roemer was President of the Michie Group, Mead Data Central from December 1989 to October 1991. From January 1982 to December 1989 he was Vice President and General Manager of Lexis, an on-line information service. From April 1981 to December 1982 he served as acting President of Mead Data Central.

David Bonderman, 55, has been a Director of the Company since December 1987. He has been the Managing General Partner of TPG Partners L.P. (a private investment company) since December 1993. From August 1992 to December 1993, he was a private investor. From July 1983 through August 1992, he was Vice President and Chief Operating Officer of Keystone, Inc. (a private investment company). He is also a Director of Beringer Wine Estates, Inc., Continental Airlines, Inc., Denbury Resources, Inc. and Washington Mutual Inc.

David G. Brown, 41, has been a Director of the Company since January 1994.
He has been a principal in Arbor Investors LLC (a private investment company) since August 1995 and has been a Vice President of Keystone, Inc. since August 1993. Prior to joining Keystone, Mr. Brown was a Vice President in the Corporate Finance Department of Salomon Brothers Inc from August 1985 to July 1993. He is a director of AER Energy Resources, Inc.

J. Taylor Crandall, 44, has been a Director of the Company since November 1990. He has been Vice President and Chief Financial Officer of Keystone, Inc. since October 1986. He was President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia Investment Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership) from January 1992 to September 1995. He is a Director of Integrated Orthopedics, Inc., Physicians Reliance Network, Quaker State Corporation, Signature Resorts, Inc., Specialty Foods, Inc. and Washington Mutual Inc.

Daniel L. Doctoroff, 39, has been a Director of the Company since June 1990. He has served as Managing Director of Oak Hill Partners, Inc. (successor to Rosecliff, Inc., the investment advisor to Acadia Partners, L.P.) since August 1987. Since October 1992, he also has been a Vice President of Keystone, Inc. and since February 1994 has been Managing Partner of Insurance Partners Advisors, L.P. He is also a Director of Capstar Hotels, Inc. and Williams Scotsman, Inc.

Nils A. Johansson, 49, has been a Director of the Company since April 1990. Since January 1994, he has held the office of Executive Vice President and Chief Financial Officer of the Company. Mr. Johansson served as Senior Vice President, Finance and Chief Financial Officer of the Company from May 1989 to January 1994. From February 1981 to May 1989 he held various executive positions with Bell & Howell, including Corporate Treasurer and positions in financial planning and analysis, as well as business development.

William E. Oberndorf, 44, has been a Director of the Company July 1988. He has served as Managing Director of SPO Partners & Co. (a private investment company) since March 1991. He is also a Director of Plum Creek Timber Company, L.P.

Gary L. Roubos, 61, has been a Director of the Company since February 1994. He has been Chairman of the Board of Dover Corporation (a diversified equipment manufacturer) since August 1989 and was President from May 1977 to May 1993. He is also a Director of Omnicom Group, Inc.

John H. Scully, 53, has been a Director of the Company since July 1988. He has served as Managing Director of SPO Partners & Co. since March 1991. He is also a Director of Plum Creek Timber Company, L.P.

William J. White, 59, has served as a Director of the Company since February 1990 and was Chairman of the Board from February 1990 to January 1998. He served as Chief Executive Officer of the Company from February 1990 to February 1997. He was also President of the Company from February 1990 to February 1995. He is also a Director of Ivex Packaging Corporation, Readers Digest Association, Inc. and TJ International, Inc.

     BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held three meetings during 1997. The average attendance by Directors at these meetings was 97%, and all nominees attended at least 2/3rds of the Board and Committee meetings they were scheduled to attend.

The committees of the Board of Directors are a Compensation Committee and an Audit Committee.

Members of the Compensation Committee are Directors Oberndorf (Chairman), Bonderman, Crandall, Doctoroff and Roubos. This Committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process and the performance of key executives; and (2) to review and approve executive compensation. It also serves as the committee administering the Bell & Howell 1995 Stock Option Plan and the Management Incentive Bonus Plan. This Committee met twice during 1997.

Members of the Audit Committee are Directors Roubos (Chairman), Oberndorf and Scully. This Committee addresses the quality of the Company's financial reporting and related systems of internal accounting controls. Its duties include: (1) approving the selection of independent auditors; (2) reviewing the scope and results of the independent audit; (3) reviewing the evaluation of the Company's systems of internal accounting controls and (4) appraising the Company's financial reporting (including its Proxy Statement and 10-K) and the accounting standards and principles followed. The Audit Committee met twice during 1997.

All of the Directors, except for Messrs. Johansson and Roemer (and Mr. White prior to this year), participate in the 1995 Non-Employee Directors' Stock Option Compensation Plan. The Plan provides for annual non-qualified stock option grants to each Director who is serving on the Board at the time of such grant and who is not also an employee of Bell & Howell or any of its affiliates.

Each annual grant permits a non-employee Director to purchase a specified number of shares of the Company's Common Stock at an exercise price not less than the fair value of the Common Stock on the date the option is granted. The number of shares which may be purchased is equal to the total annual compensation otherwise payable to a Director divided by the fair market value of an option on one share of Common Stock. For these purposes, the value of an option is determined using the Black-Scholes option-pricing model. Annual grants will be made as of the last day of trading of the Company's Common Stock in the second fiscal quarter of each fiscal year through 2005. The options expire ten years after the date they are granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service.

For 1997, the annual compensation was set at $20,000 per annum for each non-employee Director. Based on that amount, each non-employee Director received an option grant on 1,300 shares of the Company's Common Stock at an exercise price of $30.8125, determined as of June 30, 1997, the last day of the second fiscal quarter 1997, using the formula described above. All Directors are reimbursed travel expenses for attendance at Board meetings.

     INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

The following table includes all Bell & Howell stock holdings, as of March 1, 1998, of the Company's Directors and five most highly compensated executive officers.



      Directors and Executive Officers:             Number of Shares       Percent
      ---------------------------------             ----------------       -------
      DAVID BONDERMAN(2)                                  731,060            3.1%
      WILLIAM J. WHITE(1)                                 379,540            1.6%
      NILS A. JOHANSSON                                   247,812            1.1%
      JAMES P. ROEMER                                     171,555             *
      J. TAYLOR CRANDALL                                  115,341             *
      JOHN H. SCULLY (3)                                   76,487             *
      WILLIAM E. Oberndorf                                 57,865             *
      BEN L. MCSWINEY                                      29,703             *
      MICHAEL A. DERING                                    20,000             *
      DANIEL L. DOCTOROFF                                  14,433             *
      GARY L. ROUBOS                                        5,379             *
      DAVID G. BROWN                                        3,675             *
      ALL DIRECTORS AND EXECUTIVE OFFICERS              1,959,270            8.4%
      AS A GROUP (16 PERSONS)

(1) Includes 287,300 shares held in a trust of which Mr. White is neither trustee nor beneficiary but for which he has the power to vote and dispose of shares.

(2) Includes 72,488 shares owned by Group Management, Inc. and 64,483 shares owned by Bonderman Family Limited Partnership.

(3) Consists of 76,487 shares owned by Cranberry Lake Partners Limited over which Mr. Scully exercises investment discretion.

*   less than 1%.

     REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

The Compensation Committee of the Board of Directors (Committee), consisting entirely of non-employee Directors, approves the objectives and policies governing the compensation to the Company's executive officers. In 1997, the Committee met twice, primarily to review and approve performance targets and achievement levels and to review major compensation actions.

The philosophy of the Committee is:

     -- to align executive compensation with shareholder interests

     -- to ensure that compensation is at a level that enables the Company to attract and retain high quality talent

     -- to provide significant rewards for achievement of business objectives and growth in shareholder value

The Company's compensation program for executive officers currently consists of the following key elements: base salary, annual bonuses, long term incentive bonuses and stock option grants. Each element of the program has a somewhat different purpose, and all of the Committee's determinations during 1997 (as in prior years) regarding the appropriate form and level of executive compensation payments and awards were ultimately judgments based upon the Committee's ongoing assessment and understanding of the Company and its executive officers and c:\temp performance against established goals. Salary payments in 1997 were made to compensate ongoing performance through the year, while 1997 bonuses were paid in 1998 based upon the Committee's judgment regarding the executive officers' contributions and achievement of business objectives during 1997. Stock option grants are primarily designed to provide strong incentives for creation of long-term shareholder value and continued retention by the Company of executive officers and other key employees. Unvested stock option grants are generally forfeited if the executive officer leaves the Company before retirement.

All stock option grants are made under the Bell & Howell 1995 Stock Option Plan and are directly linked to the shareholders' interest as the value of the awards will increase or decrease based upon the future price of the Company's Common Stock.

In determining the overall level and form of executive compensation to be paid or awarded in 1997, the Committee's judgment was primarily based upon its ongoing assessment of the Company's overall performance - against specific targets, as well as individual performances and contributions. Some of the specific factors affecting the Committee's judgment in 1997 included, among other things: continued increases in the Company's sales and productivity in a period of rapid change and intensified competition. The Committee also considered the compensation practices and performances of other major corporations, which are most likely to compete with the Company for the services of its executive officers.

The Committee's decisions concerning the specific 1997 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance and current salary.

Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for executive officers is below the $1 million threshold, the Compensation Committee has not had to address the issues relative thereto.

     BASES FOR CHIEF EXECUTIVE OFFICER COMPENSATION

For 1997, Mr. Roemer received total cash payments of $638,451 in salary and bonuses (as shown in the Summary Compensation Table on page 8).

As shown in the Summary Compensation Table, Mr. Roemer was also granted stock options for 385,000 shares of Bell & Howell common stock in 1995, the first portion of which becomes exercisable in May 1998. These grants would be forfeited if he were to leave the Company for reasons other than disability or death before they become exercisable. These grants offer Mr. Roemer an opportunity for significant capital accumulation if exceptional shareholder value is created.

In determining Mr. Roemer's 1998 compensation, the Committee has focused on his ability to enhance the long-term value of the Company. During his tenure with Bell & Howell, he has been a leader in the revitalization of the Company and its evolution into a provider of technological solutions within a number of market segments. Mr. Roemer's total compensation is based on both Bell & Howell's recent performance and his contributions to the overall long-term strategy and financial strength of the Company.

                                 *****

The foregoing report on executive compensation is provided by the following outside directors, who comprised the Compensation Committee during 1997:

          William E. Oberndorf (Chairman)              Daniel L. Doctoroff
          David Bonderman                              Gary L. Roubos
          J. Taylor Crandall


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table lists beneficial owners of more than five percent of the Company's Common Stock as of December 31, 1997.


      Name and Address of Beneficial Owner   Number of Shares      Percent
      ------------------------------------   ----------------      -------
      Keystone, Inc.                              4,363,000           18.6%
      3100 Texas Commerce Tower
      201 Main Street
      Fort Worth, Texas 76102

      Manning & Napier Advisors, Inc.             1,859,355           7.9%
      1100 Chase Square
      Rochester, NY 14604

      Lazard Freres & Co. LLC                     1,433,555           6.1%
      30 Rockefeller Plaza
      New York, NY  10020

      Fir Tree Partners
      1211 Avenue of the Americas                 1,190,000           5.1%
      24th Floor
      New York, NY 10036

     SUMMARY COMPENSATION TABLE


The following table sets forth the compensation paid by the Company or a subsidiary of the Company to each of its five most highly compensated executive officers for fiscal 1997, 1996 and 1995:

                                                                                       Long Term
                                                                                      Compensation
                                                                          --------------------------------------
                                                                                  Awards                 Payouts
                                                                          ---------------------------   ---------
                                                  Annual Compensation       Securities
Name and                           Fiscal       -----------------------     Underlying     Restricted      LTIP        All  Other
Principal Position                  Year        Salary         Bonus(1)     Options(2)        Stock      Payouts(3)   Compensation
------------------                  ----        ------         --------     ----------        -----      ----------   ------------
James P. Roemer,                    1997       $567,298       $ 71,153            ---       $316,875          ---      $ 101,288(4)
Chairman of the Board               1996        510,572        233,331            ---            ---        $54,384       94,984(4)
President and                       1995        405,655        252,689        385,000            ---          ---         21,992(4)
Chief Executive Officer

William J. White,                   1997        669,816         83,727            ---            ---            ---       39,232(5)
Former Chairman of the Board        1996        643,853        294,241            ---            ---            ---       30,092(5)
                                    1995        614,427        307,501        460,000            ---            ---       34,574(5)

Nils A. Johansson,                  1997        433,082         54,135            ---            ---            ---       44,336(6)
Executive Vice President            1996        396,162        181,046            ---            ---         79,380       27,069(6)
and Chief Financial Officer         1995        363,827        216,063        270,000            ---            ---       31,768(6)

Michael A. Dering,                  1997        265,056        164,617         12,000        259,875            ---       11,599(8)
President of Bell & Howell          1996(7)     105,770         75,000         10,000            ---            ---       87,728(8)
Mail Processing Systems
Company (MPS)

Ben L. McSwiney,                    1997        275,100            ---         12,000        306,250            ---       14,598(10)
Former President of MPS             1996        254,539        107,413         12,000            ---            ---      113,422(10)
                                    1995(9)     140,219          9,363         10,500            ---            ---        2,963(10)


(1) Consists of amounts awarded under an employment agreement in respect of Mr. White and under Bell & Howell Company's Management Incentive Bonus Plan (the "MIB") in respect of Messrs. Roemer, Johansson, Dering and
     McSwiney.  The MIB provides a financial incentive for key   management
     employees to focus their efforts on, and achieve, annual financial targets. Payments under the MIB for fiscal 1997 were made in March 1998.

(2) Amounts reflected in this column are for grants of stock options under the Company's 1995 Stock Option Plan. No Stock Appreciation Rights (SAR's) have been used by the Company.

(3) For fiscal 1996 consists of amounts earned under Bell & Howell Company's Long-Term Incentive Plan: 1993-1996 (" LTIP II"). LTIP II provided long-term cash incentives to key management employees by rewarding them for achieving financial targets for the period commencing fiscal 1993 through fiscal 1996. LTIP II was terminated as of the end of fiscal 1994 and replaced with the 1995 Stock Option Plan. Awards earned as of the end of 1994 were frozen at that time. Prorated payments under the LTIP II were made in cash in February 1997.

(4)  For fiscal 1997, 1996 and 1995 includes $4,775, $3,000 and $3,000, respectively, in contributions to the Bell & Howell Profit Sharing Retirement Plan ("PSRP"); $6,207, $3,384 and $2,084, respectively, in contributions to the Bell & Howell Replacement Benefit Plan ("RBP"); $20,933, $12,38l and $16, 908, respectively, for imputed life insurance, and for fiscal 1997 and 1996 includes $69,373 and $76,219, respectively, for relocation and related expenses.

(5)  For fiscal 1997, 1996 and 1995 consists of $4,775, $3,000 and $3,000, respectively, in contributions to the PRSP; $24,147, $16,027 and $20,944, respectively, in contributions to the RBP; and, $10,310, $11,065 and $10,630, respectively, in imputed life insurance.

(6)  For fiscal 1997, 1996 and 1995 consists of $9,600, $6,000 and $6,000, respectively, in contributions to the PSRP; $32,010, $18,489 and $23,328 respectively, in contributions to the RBP, and, $ 2,726, $2,580 and $2,440, respectively, in imputed life insurance.

(7) Reflects compensation for the six month period from July 1996, when Mr. Dering's employment with the Company began, through December 1996.

(8) For fiscal 1997 and 1996 includes $2,263 and $694, respectively, in imputed life insurance; for fiscal 1997 includes $4,775 in contribution to the PSRP and $4,561 in contributions to the RBP; and for fiscal 1996 includes $87,034 in relocation and related expenses.

(9) Reflects compensation for the six month period from July 1995, when Mr. McSwiney's employment with the Company began, through December 1995.

(10) For fiscal 1997, 1996 and 1995 includes $4,775, $3,000 and $2,308, respectively, in contributions to the PRSP; and $3,039, $3,011 and $655, respectively, in imputed life insurance; for fiscal 1997 and 1996 includes $6,784 and $2,278, respectively, in contributions to the RPB; and for fiscal 1996 includes of $59,571 for relocation and related expenses and $45,562 of income resulting from the exercise of nonqualified stock options.

   STOCK OPTIONS


In May 1995, the Company adopted the 1995 Stock Option Plan (the "Option Plan"). A total of 2,160,000 shares of Common Stock were reserved for issuance under the Option Plan. The intent of the Option Plan is to increase shareholder value and maintain an entrepreneurial spirit within the Company by providing significant capital accumulation opportunities to the Company's key employees, but only if exceptional shareholder value is created. Under the Option Plan, the Company granted options to Messrs. White, Roemer and Johansson in May 1995 in the amounts shown on the table which follows on page 10, exercisable in a series of six option exercise prices, the first of which was $15.50, the initial public offering price, and the remainder of which will equal 120% of the exercise price of the preceding increment. These options which expire six years from the date of grant are exercisable as follows: up to 25% after three years, up to 50% after four years and up to 100% after five years.

Under the terms of the Option Plan, selected officers and key employees may receive incentive stock options in such amounts as may be established by the Compensation Committee at the time of grant. The exercise price of each option will also be determined by the Compensation Committee at the time of grant, but the price will not be less than the fair market value of the Common Stock on the date of grant. Options to Messrs. Dering and McSwiney, in the amounts shown on the table which follows, as well as to other officers and key employees, were granted by the Company in fiscal 1997 to those persons selected by the Compensation Committee based on the value of their contribution to the Company. The term for such options, is ten years and for every grant vests in equal increments over a five year period from the date of each grant, the first increment of which is not exercisable until one year from the initial date of grant. The Company had outstanding grants of 1,679,850 shares to officers and key employees as of end of fiscal 1997.

The table on page 10 also shows the potential realizable value from stock options granted in 1995, 1996 and 1997. These hypothetical gains are based entirely on assumed annual growth rates of five, ten and twenty per cent in the value of the Company's Common Stock price over the lives of the stock options granted. The options granted to Mr. Roemer, for example, would produce the pre-tax gain of $7,308,360 shown in the table if the Company's Common Stock price rises by 20% per annum over the six year life of the options. Based on the number of shares outstanding at the end of 1997, such an increase in the Company's Common Stock price would produce a corresponding aggregate pre-tax gain of almost $654,000,000 for the Company's shareholders. In other words, Mr. Roemer's potential gain from stock options granted in 1995 would equal about one and one-tenth percent (i.e., 1.1%) of the potential gain to all shareholders resulting from the assumed future stock price increases.

Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the Plan.

A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant and, similarly, the Company is not entitled to any deduction at the time of grant. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. Conversely, if a participant disposes of the acquired shares before two years from the date of grant or one year from the date of exercise, any gain will be treated as ordinary income and any loss will be treated as a short-term capital loss. The Company will then be entitled to a deduction for federal income tax purposes for the ordinary income recognized by the participant.

A participant who is granted a non-qualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price and the market value of the Company's Common Stock on the date of exercise. The Company is entitled to a tax deduction for the same amount.

Option grants totaling approximately 72,400 shares were exercisable at the end of fiscal 1997.

    STOCK OPTIONS GRANTED FROM 1995 TO 1997


                                 Number of     Percent
                                 Securities    of Total   Exercise      Latest         Potential Realizable Value at Assumed
                                 Underlying     Annual       or        Possible            Annual Rates of Stock Price
                  Year of        Options      Options   Base Price   Expiration        Price Appreciation for Option Term(1)
Name               Grant         Granted (#)  Granted     ($/Sh)         Date            5%             10%           20%
----              ------         -----------  -------     -----          ----         -------       --------     ----------
James P. Roemer     1995         38,500                   15.50       May 2001       $202,952       $460,429     $1,185,136
                    1995         38,500                   18.50       May 2001         87,452        344,929      1,069,636
                    1995         77,000                   22.25       May 2001             --        401,108      1,850,522
                    1995         77,000                   26.75       May 2001             --         54,608      1,504,022
                    1995         77,000                   32.00       May 2001             --             --      1,099,772
                    1995         77,000                   38.50       May 2001             --             --        599,272
                                -------
                                385,000       29.7%

William J. White    1995         46,000                  $15.50       May 2001        242,488        550,123      1,416,007
                    1995         46,000                   18.50       May 2001        104,488        412,123      1,278,007
                    1995         92,000                   22.25       May 2001             --        479,246      2,211,013
                    1995         92,000                   26.75       May 2001             --         65,246      1,797,013
                    1995         92,000                   32.00       May 2001             --             --      1,314,013
                    1995         92,000                   38.50       May 2001             --             --        716,013
                                -------
                                460,000       35.4%

Nils A. Johansson   1995         27,000                   15.50       May 2001        142,330        322,898        831,134
                    1995         27,000                   18.50       May 2001         61,330        241,898        750,134
                    1995         54,000                   22.25       May 2001             --        281,297      1,297,769
                    1995         54,000                   26.75       May 2001             --         38,297      1,054,769
                    1995         54,000                   32.00       May 2001             --             --        771,269
                    1995         54,000                   38.50       May 2001             --             --        420,269
                                -------
                                270,000       20.8%

Michael A. Dering   1997         12,000        3.9%       21.125      Mar.2007        159,425        404,014      1,316,105
                    1996         10,000        4.4%       29.375     July 2006        184,738        468,162      1,525,073

Ben L. McSwiney     1997         12,000        3.9%       21.125      Mar.2007        159,425        404,014      1,316,105
                    1996         12,000        5.3%       31.75       May 2006        239,609        607,216      1,978,052
                    1995         10,500        0.8%       20.50      July 2005        135,370        343,053      1,117,521

(1) The table sets forth the potential realizable values of such options, upon their latest possible expiration date, at arbitrarily assumed annualized rates of stock price appreciation of five, ten and twenty percent over the term of the options. Because actual gains will depend upon, among other things, the actual dates of exercise of the options and the future performance of the Common Stock in the market, the amounts reflected in this table may not reflect the values actually realized. No gain to the named executive officers is possible without an increase in stock price which will benefit all shareholders proportionately.

    AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR END STOCK OPTION VALUES


                                                              NUMBER OF UNEXERCISED                   VALUE OF UNEXERCISED
                                                                   OPTIONS AT                       IN-THE-MONEY OPTIONS AT
                                                                   YEAR-END (1)                         YEAR-END ($)(2)
                                                              ---------------------                 -----------------------
                          SHARES ACQUIRED     VALUE                EXERCISABLE/                           EXERCISABLE/
    NAME                    ON EXERCISE      REALIZED             UNEXERCISABLE                          UNEXERCISABLE
    ----                  ---------------    --------             -------------                          -------------
 James P. Roemer                 None          N/A                None/$385,000 (3)                     None/$1,010,625

 William J. White                None          N/A                None/$460,000                         None/$1,207,500

 Nils A. Johansson               None          N/A                None/$270,000 (3)                      None/$708,750

 Michael A. Dering               None          N/A                2,000/$20,000 (4)                       None/$60,750

 Ben L. McSwiney                 None          N/A                6,600/$27,900 (4)                     $23,888/$96,581


(1) All information provided is with respect to stock options. No SARs have been issued by the Company.

(2) The amounts have been determined by multiplying the aggregate number of options by the difference between $26.1875, the closing price of the Common Stock on January 2, 1998 (the last trading day of fiscal 1997), and the exercise price of the options.

(3) These options are exercisable as follows: up to 25% after May 1998, up to 50% after May 1999 and up to 100% after May 2000.

(4) These options are exercisable in 20% cumulative increments, the first increment beginning one year after the date of grant.

    SUPPLEMENTAL RETIREMENT PLAN

The Bell & Howell Supplemental Retirement Plan ("SRP") provides officers and certain employees with additional pension benefits upon retirement, in order to supplement social security and other benefits provided under the Bell & Howell Profit Sharing Retirement Plan ("PSRP") and the Bell & Howell Replacement Benefit Plan ("RBP").

Generally, the SRP provides for lifetime monthly pension payments which equal the excess, if any, of (i) up to 50% (the actual percentage being proportional to length of service) of the participant's average monthly compensation (which is defined to include salary and annual bonuses up to 150% of target) during the highest paid four years of the participant's last six years of employment over
(ii) the sum of the aggregate monthly amounts which are payable under the PSRP, RBP (in each case exclusive of voluntary and mandatory employee contributions and investment additions thereon) and primary social security benefits. If a participant is involuntarily terminated other than "for cause" and he has been a plan participant for at least five years, he shall be entitled to deferred SRP payments calculated as if his termination date were his retirement date. If a participant voluntarily terminates his employment and he has been an employee for at least ten years and a plan participant for at least five years, he shall be entitled to deferred SRP payments calculated as if his termination date were his retirement date. The estimated credited years of service at the end of fiscal 1997 for each of the individuals listed in the Supplemental Retirement Plan Table below are six, seven, sixteen, one and two years for Messrs. Roemer, White, Johansson, Dering and McSwiney, respectively. The Company estimates that the annual benefits which have accrued through the end of fiscal 1997 and would be payable upon retirement at age 60 pursuant to the SRP would be $69,225, $168,530, $165,787 and $1,586 for Messrs. Roemer, White, Johansson and McSwiney, respectively. No SRP benefits have yet accrued at the end of fiscal 1997 for Mr. Dering.

The Company estimates that the following annual benefits would be payable upon retirement at or after age 60 to persons in the following specified participation levels, compensation and year-of-service classifications, less amounts received as social security benefits and benefits under the Company's other retirement plans:

    SUPPLEMENTAL RETIREMENT PLAN TABLE


      PARTICIPATION
      LEVEL I                 YEARS OF SERVICE
      REMUNERATION           15        20 OR MORE
      ------------        -------      ----------
      $250,000           $ 93,750       $125,000
       425,000            159,375        212,500
       600,000            225,000        300,000
       775,000            290,625        387,500
       950,000            356,250        475,000


PARTICIPATION                                    YEARS OF SERVICE
LEVEL II                     -------------------------------------------------------
REMUNERATION                 15             20             25             30 OR MORE
------------               -------        -------         -------         ----------
$125,000                   $34,375        $43,750         $53,125           $ 62,500
 150,000                    41,250         52,500          63,750             75,000
 175,000                    48,125         61,250          74,375             87,500
 200,000                    55,000         70,000          85,000            100,000
 225,000                    61,875         78,750          95,625            112,500


Participants may elect to receive reduced benefits at age 55.

     RELATED PARTY TRANSACTIONS

The Company has made loans (the balance of which totaled $1,706,563 at the end of fiscal 1997) to certain key employees in connection with their purchases of the Company's Common Stock. Pursuant to the terms of such loans, the shares acquired are pledged as security. The following individuals had loans in excess of $60,000 outstanding at the end of fiscal 1997: M. A. Dering ($238,205), N. A. Johansson ($250,712), B.L. McSwiney ($379,031), B. Moeller ($164,894) and M.T.
Rubly ($382,222). Each loan is evidenced by an installment note maturing five years from the date of the note and bearing interest at the Company's marginal rate of borrowing (approximately 6% in fiscal 1997). Interest and principal may be deferred until the maturity date.


     EMPLOYMENT CONTRACT


The Company entered into an employment agreement with William J. White dated as of March 23, 1990. Mr. White's salary and bonus was set by the Compensation Committee of the Company's Board of Directors. Pursuant to the terms of the employment agreement, Mr. White was until December 31, 1997 an employee at will. He retired as Chairman of the Company on December 31, 1997. The agreement contains noncompetition and confidentiality commitments.

     CERTAIN TRANSACTIONS

During 1997, Bell & Howell Company and its subsidiaries did not have any purchase, sale, lease, finance, insurance or other transactions with companies or organizations with which Bell & Howell's Directors are associated.

     1998 LONG TERM INCENTIVE PLAN

Bell & Howell Company and Subsidiaries 1998 Long-Term Incentive Plan (the "LTIP") was established to provide a continuing long-term cash incentive to key management employees by rewarding them for achieving financial targets for overlapping three year periods (with the first plan cycle for the two year period from fiscal 1998 through fiscal 1999 (the "Plan Cycle"). The LTIP currently covers 54 officers and employees and provides payments based on the participant's participation level (which will be either 20% or 30% of the employee's base rate of pay on January 5, 1998 or the date such participant becomes designated as eligible for the LTIP by the Board of Directors), and the performance level achieved from the identified financial targets over the Plan Cycle. Payments under the LTIP will be made after the Plan Cycle, but no later than March 31, 2000. No accrued amounts will vest pursuant to LTIP since participants are eligible for payments only if they are employed by the Company on the last day of the Plan Cycle, except for death, long-term disability or retirement.

     PERFORMANCE GRAPH: FISCAL 1997

COMPARISON OF THIRTY TWO MONTH CUMULATIVE TOTAL RETURN AMONG
BELL & HOWELL, COMPOSITE GROUP AND S&P 500.

     The following graph compares the cumulative total return of the Company's Common Stock as compared with the S&P 500 Stock Index and a weighted composite of the S&P Publishing Index and S&P Office Equipment & Supplies Index, weighted each year based on the Company's EBITDA ratio.


                                  [GRAPH]


The graph assumes a $100 investment made on May 2, 1995, the first trading date of the Company's Common Stock, and the reinvestment of all dividends, as follows:

                                        DOLLAR VALUE OF $100 INVESTMENT AT
                                        ----------------------------------
                                         MAY 2, 1995        JANUARY 3, 1998
                                         -----------        ---------------
     Bell & Howell                         $100.00               $168.95

     Composite Group                       $100.00                174.05

     S&P 500                               $100.00                189.38

2.  PROPOSAL FOR APPROVAL OF AN AMENDMENT OF 1995 STOCK OPTION
    PLAN

In May 1995, the shareholders approved the Bell & Howell Company 1995 Stock Option Plan (the "Option Plan"). The Company is presently authorized to issue 2,160,000 shares of Common Stock upon the exercise of options granted under the Option Plan. At the end of fiscal 1997, 463,150 shares of Common Stock were available for future grants under the Option Plan.

The purpose of the Option Plan is to increase shareholder value and maintain an entrepreneurial spirit within the Company by providing significant capital accumulation opportunities to the Company's officers and other key employees. The Board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the Option Plan over the term of the plan which expires April 24, 2005 unless additional shares are authorized. The Board has approved an increase in the number of shares of the Company's Common Stock reserved under the Option Plan by 1,500,000 shares. The Board believes that the adoption of this proposal is in the best interest of the Company for the reasons discussed below.

Further, the Board wishes to advise the shareholders that had Messrs. Roemer, White and Johansson received ten year option grants in May 1995 under the same terms and conditions as did all other executive officers and key employees receiving option grants at that time, the number of shares granted to achieve equivalent economic value, using the Black-Scholes option-pricing model would have been 340,000 option shares and, therefore, an additional 775,000 shares would now be available under the Option Plan. That is, 340,000 shares granted at $15.50 per share and exercisable over a ten year period, would be economically equivalent to the 1,115,000 shares granted to Messrs. Roemer, White and Johansson and exercisable in a series of six option exercise prices over a six year period, the first of which was $15.50 and the remainder of which are 120% of exercise price of the preceding increment.

A copy of the Option Plan as proposed to be amended may be obtained upon written request to Gary S. Salit, Corporate Counsel and Secretary, Bell & Howell Company, 5215 Old Orchard Road, Skokie, Illinois 60077-1076.

    DESCRIPTION OF THE PLAN

As initially approved in May 1995, the Option Plan reserved 2,160,000 of the Company's Common Stock for issuance pursuant to stock options to be granted under the Option Plan. The proposed amendment, if adopted, would increase the number of shares reserved for issuance under the Option Plan by 1,500,000 shares.

The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) has been delegated the authority to grant incentive stock options and/or nonqualified stock options under the Option Plan to officers and other key employees of the Company and to generally exercise all authority of the Board under the Option Plan which expires on April 24, 2005.

Because the officers and employees of the Company who may participate and the amount of their options are determined by the Compensation Committee in its discretion, it is not currently possible to state the names or positions of, or the number of options that may be granted to, the Company's officers and employees.

The Compensation Committee will establish the time or times at which options may be exercised and whether all of the options may be exercisable at one time or in increments over time. The option price or procedure for setting the option price shall be established by the Compensation Committee at the time of the granting of an option, but shall not be less than 100% of the fair market value of the Company's stock on the date of grant.. The Committee has the discretion to make equitable adjustments in the option price or other outstanding terms of any stock option in appropriate circumstances. In the event of stock dividends, splits, and similar capital changes, the Option Plan provides for appropriate adjustments in the number of shares available for options and the number and option prices of shares subject to outstanding options.

The term of each option shall be no more than ten years from the date of grant. In the event of termination of employment, options shall terminate at such times and upon such conditions as the Committee shall, in its discretion, set forth in the option grant at the date of grant.

The purchase price of the options shall be in cash or, in the discretion of the Committee, by the delivery (or certification of ownership) of shares of the Company's Common Stock then owned by the participant or by delivering an exercise notice together with instructions to a broker to deliver to the Company the sale or loan proceeds to pay the exercise price. The Company shall be entitled to withhold the amount of any tax attributable to any shares delivered under the Plan or the Committee may, in its discretion, elect to withhold shares of Common Stock from the option exercised having a fair market value equal to the amount to be withheld.

In the event of a change of control of the Company, including among other things, any person or entity owning, directly or indirectly, 50% of the securities of the Company, or a sale, lease or other transfer of all or substantially all of the assets of the Company, or a merger, share exchange, consolidation or other combination with another corporation and as a result less than 50% of the outstanding securities of the resulting corporation are owned in the aggregate by the former shareholders of the Company, all outstanding stock options shall become immediately exercisable, whether vested or unvested.

The Compensation Committee, in its discretion, has the right to substitute, on an equitable basis, options in connection with any merger, consolidation, acquisition or reorganization.

The Option Plan may be amended, suspended or discontinued by the Board, except with respect to stock options granted prior to such action. Notwithstanding the foregoing, no change to the Plan requiring shareholder approval under Section Section 16 of the Securities Exchange Act of 1934 shall be made without shareholder approval.

The issuance of shares of common stock upon the exercise of options is subject to registration with the Securities and Exchange Commissions of the shares reserved by the Company under the Option Plan.

The closing price of the Company's common stock as reported on the New York Stock Exchange on March 20, 1998, the record date, was $28.25.

Shareholders are being requested at the meeting to approve an amendment to the Option Plan which increases by 1,500,000 shares the number of shares of Company Common Stock that may be issued under the Option Plan. The Board recommends a vote "FOR" approval of the Proposal.

3. OTHER MATTERS


   SHAREHOLDER PROPOSALS FOR 1999

Under the rules of the Securities and Exchange Commission, shareholder proposals submitted for next year's Proxy Statement must be received by Bell & Howell no later than the close of business on December 14, 1998, to be considered. Proposals should be addressed to Gary S. Salit, Corporate Counsel and Secretary, Bell & Howell Company, 5215 Old Orchard Road, Skokie, Illinois 60077-1076.

   VOTING SECURITIES

Shareholders of record at the close of business on March 20, 1998, will be eligible to vote at the meeting. The voting securities of Bell & Howell consist of its $.001 par value common stock, of which 23,422,669 shares were outstanding on March 20, 1998. Each share outstanding on the record date will be entitled to one vote.

Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election (Boston EquiServe, L.P.) and certain employees of Bell & Howell and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

   VOTE REQUIRED FOR APPROVAL

The 10 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the meeting.

   MANNER FOR VOTING PROXIES

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted "FOR" the nominees for director named earlier in this Proxy Statement and "FOR" the proposal to increase the number of option shares available under the 1995 Stock Option Plan.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment. The Board knows of no other matters which may be presented to the meeting.

   VOTING ON THE INTERNET OR VIA TELEPHONE

Again this year, registered holders (that is, those stockholders who hold stock in their own names and whose shares are not held by a broker in a "street name" on their behalf or whose shares are not held by the Bell & Howell Associate Stock Purchase Plan) will be able to vote their proxies over the Internet. In addition, this year registered holders will also be able to vote their proxies by telephone. SPECIFIC INSTRUCTIONS FOR VOTING ON THE INTERNET OR BY TELEPHONE ARE INCLUDED ON THE PROXY CARD.

   SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, telegraph or in person, and solicitation costs will be paid by Bell & Howell. Copies of proxy material and of the Form 10-K for 1998 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Bell & Howell will reimburse such record holders for their reasonable expenses.

   ACCOUNTING INFORMATION

The Company's independent auditor for fiscal 1998 is and for fiscal 1997 was KPMG Peat Marwick, LLP, which will be available to respond to appropriate questions at the Annual Meeting of Shareholders.

                        1998 ANNUAL MEETING OF SHAREHOLDERS

                                   8:00 A.M. EDT

                                      MAY 13, 1998

                                300 NORTH ZEEB ROAD

                                ANN ARBOR, MICHIGAN





                               CUT OFF AT DOTTED LINE
    _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _


                             ADVANCE REGISTRATION FORM


Send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend the Annual Meeting.

Attendance at the Annual Meeting is limited to Bell & Howell shareholders or their named representative. We reserve the right to limit the number of representatives who may attend the Annual Meeting.


                                   (PLEASE PRINT)



  Shareholder's Name _________________________________________________________


  Address  ___________________________________________________________________


           ___________________________________________________________________

          (Admission card will be returned c/o the Shareholder's address)

                       YOUR PROXY CARD IS ATTACHED BELOW

                    PLEASE READ AND FOLLOW THE INSTRUCTIONS
                      CAREFULLY AND DETACH AND RETURN YOUR
                      COMPLETED PROXY CARD IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.


                                   DETACH HERE


                                     PROXY


                              BELL & HOWELL COMPANY

                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      ANNUAL MEETING OF SHAREHOLDERS MAY 13, 1998


     The undersigned hereby constitutes and appoints David G. Brown and Gary
L. Roubos, and each of them jointly and severally, proxies, with full power of substitution to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Bell & Howell Company (the "Company") to be held on May 13, 1998, at 300 North Zeeb Road, Ann Arbor, Michigan.

     The undersigned acknowledges the receipt of Notice of the aforesaid Annual Meeting and Proxy Statement, each dated April 10, 1998, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or either of them, to vote as set forth on the reverse side.

SEE REVERSE SIDE                                               SEE REVERSE SIDE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     VOTE VIA TELEPHONE OR THE INTERNET -- IT'S QUICK, EASY AND IMMEDIATE

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone or the internet must be cast prior to 5 p.m., May 12, 1998. If you wish to change your address or notify the company that you plan to attend the meeting, please mark the boxes below and return your proxy by mail.

TELEPHONE VOTING:

- There is NO CHARGE for this call.
- On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day - 7 days a week.
- You will be asked to enter the Control Number which is located above your name and address below.

-------------------------------------------------------------------------------
       OPTION #1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1.
-------------------------------------------------------------------------------
      Your vote will be confirmed and cast as you directed. END OF CALL.
-------------------------------------------------------------------------------
OPTION #2: If you choose to vote ON EACH PROPOSAL. SEPARATELY, press 2. You will hear these instructions:
-------------------------------------------------------------------------------
Proposal 1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1; to vote AGAINST, press 2; to ABSTAIN, press 3.

Proposal 2: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1; to vote AGAINST, press 2; to ABSTAIN, press 3.

      Your vote will bre confirmed and cast as you directed. END OF CALL.

INTERNET VOTING:

- As with all internet access, usage or server fees must be paid by the user.

Visit our internet voting site at http://www.bellhowell.com. Click on the "ANNUAL MEETING" icon and follow the instructions on your screen. These instructions are similar to those above for telephone voting.
-------------------------------------------------------------------------------
If you vote via telephone or the internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
-------------------------------------------------------------------------------

                                   DETACH HERE


/X/  Please mark votes as in this example.

ALL PROXIES SIGNED AND RETURNED WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS, BUT THOSE WITH NO CHOICE SPECIFIED WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR NAMED BELOW AND "FOR" THE AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN.
1. Election of Directors.
   Nominees: David Bonderman, David G. Brown, J. Taylor Crandall, Daniel L. Doctoroff, Nile A. Johansson, William E. Oberndorf, James P. Roemer, Gary
   L. Roubos, John H. Scully and William J. White.

   /  / FOR ALL NOMINEES     /  / WITHHELD FROM ALL NOMINEES

   /  / ______________________________________
        For all nominees except as noted above

2. Proposal to Approve an Amendment to the Company's   FOR    AGAINST    ABSTAIN
   1995 Stock Option Plan to reserve an additional     /  /     /  /       /  /
   1,500,000 shares of common stock for issuance thereunder.

3. On all matters which may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /  /

NO POSTAGE REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

Please sign exactly as name appears hereon. Joint owners should each sign. Persons signing in a representative or fiduciary capacity should add their titles.

                  PLEASE SIGN BELOW, DATE AND RETURN PROMPTLY.

Signature:______________________ Date: _______________


Signature:______________________ Date: _______________